Executive Retention and Severance Agreement

This Executive Retention and Severance Agreement (the "Agreement") is made and entered into as of [DATE] (the "Effective Date"), by and between Fresh Del Monte Produce Inc., (the "Company") and [NAME] (the "Executive").

RECITALS

The following statements are true and correct:

As of the Effective Date, the Executive serves the Company as its [TITLE].

The purpose of this Agreement is (i) to encourage Executive to remain in the employ of the Company, presently as its [TITLE] and to continue to devote Executive's full attention to the success of the Company and (ii) to provide specified benefits to Executive in the event of a Termination Without Cause or a Change of Control Termination, as such terms are defined in this Agreement.

Executive also acknowledges he/she is employed by the Company in a confidential relationship wherein Executive, in the course of Executive’s employment with the Company, has and will continue to become familiar with and aware of information as to the Company’s specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company. This information is a trade secret and constitutes the valuable goodwill of the Company. The Company desires that Employee maintain the confidentiality of this information.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:
1.Termination Without Cause. In the event of the Executive's Termination Without Cause, provided that the Executive complies with the provisions of this Agreement, the Executive shall receive the following payments and benefits:
1.1.Accrued Salary and Vacation, and Continuation of Benefits. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through the conclusion of the Transition Period (or the Termination Date, if there is no Transition Period requested by the Company), any unpaid reimbursement for business expenses the Executive is entitled to receive under the applicable Company policies and the benefits, if any, under Company plans to which Executive may be entitled pursuant to the terms of such plans (other than the Company’s severance plan). The Company shall continue to pay the Employer portion of the Executive's medical, dental and vision premiums for the same or reasonably equivalent medical coverage he/she had on the date of his/her termination until Executive becomes eligible for medical insurance coverage at a new employer but for a period no more than twelve (12) months after Termination Date. To the extent that the Executive is not then eligible to participate in the Company’s medical, dental and vision benefit plans, the Company shall reimburse, monthly, the Executive for a portion of such medical, dental and vision insurance premium equal to the same amount contributed by the Employer for such premiums on the date of the Executive's Termination Without Cause.
1.2.Cash Severance Payment. Subject to the Executive’s execution of the Release set forth in Section 8.2 of this Agreement and continued compliance with the restrictions set forth in Section 10, the Executive shall receive (A) an amount equal to (i) the Executive’s base salary in effect at the time of the Executive’s Termination, plus (ii) the Executive’s annual incentive compensation target opportunity for the year in which the Termination occurs, which shall be paid over a period of twelve (12) months with payment made in accordance with the Company’s normal payroll processes and procedures, plus (B) a pro-rata portion of the Executive’s annual incentive compensation for the year in which the Executive’s Termination Without Cause occurs, based on the last date of the Transition Period (or the Termination Date if there is no Transition Period requested by the Company), determined based on actual performance on the corporate goals and individual performance objectives, which amounts, if any, shall be paid when the annual incentive plan payments are made to other executives (collectively, the amounts set forth in clauses (A) and (B) the “Non-COC Severance Payment”). Notwithstanding the foregoing, any portion of the Non-COC Severance Payment that would have been paid prior to the sixtieth (60th) day following the Termination Date but for the obligation to execute and not revoke the Release, shall, subject to the Executive executing and not revoking the Release and otherwise remaining in compliance with Section 10, be paid in a lump-sum on the sixtieth (60th) day following the Termination Date, and any remaining portion of the Non-COC Severance Payment will be paid pursuant to the schedule otherwise required by this Section 1.2.
1.3.No Other Benefits. The Severance Payment and benefits provided for in this Section 1 shall be in lieu of any other severance or termination pay, compensation or payment to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.
2.Termination With Cause or Termination Without Good Reason. In the event of the Executive’s termination with Cause or the Executive’s termination without Good Reason, the Company shall not be obligated to make any severance payments or provide any severance benefits.
3.Change of Control Termination. In the event that the Executive experiences a Change of Control Termination, provided that the Executive complies with the provisions of this Agreement, the Executive shall receive the following payments and benefits:
3.1.Accrued Salary and Vacation, and Continuation of Benefits. The Executive shall receive all salary and accrued vacation (less applicable withholding) earned through the conclusion of the Transition Period (or the Termination Date, if there is no Transition Period requested by the Company), any unpaid reimbursement for business expenses the Executive is entitled to receive under the applicable Company policies and the benefits, if any, under Company plans to which the Executive may be entitled pursuant to the terms of such plans (other than the Company’s severance plan). The Company shall continue to pay the Employer portion of the Executive's medical, dental and vision premiums for the same or reasonably equivalent medical coverage he/she had on the date of his/her termination until the Executive becomes eligible for medical insurance coverage at a new employer but for a period no more than 12 months after Termination Date. To the extent that the Executive is not then eligible to participate in the Company’s medical, dental and vision benefit plans, the Company shall reimburse, monthly, the Executive for a portion of such medical, dental and vision insurance premium equal to the same amount contributed by the Employer for such premiums on the date of the Executive's Change of Control Termination.
3.2.Cash Severance Payment. Subject to the Executive’s execution of the Release set forth in Section 8.2 of this Agreement and continued compliance with the restrictions set forth in Section 10, the Executive shall receive (A) an equal to 1.5 times the Executive’s base salary in effect at the time of the Executive’s Termination with payment made in accordance with the Company’s normal payroll processes and procedures over the twelve (12) months following the Termination Date, plus (B) the sum of (i) an amount equal to 1.5 times the Executive’s annual incentive compensation target opportunity for the year in which the Termination occurs and (ii) a pro-rata portion of the Executive’s annual incentive compensation for the year in which the Executive’s Change of Control Termination occurs, based on the last date of the Transition Period (or the Termination Date, if there is no Transition Period requested by the Company), determined as if the Company has achieved target for both the corporate goals and the individual performance objectives, the total of which shall be paid in lump sum within five (5) business days after the conclusion of the Transition Period (or after the Termination Date, if there is no Transition Period requested by the Company) (collectively, the amounts set forth in clause (A) and (B), the “COC Severance Payment”). Notwithstanding the foregoing, any portion of the COC Severance Payment that would have been paid prior to the sixtieth (60th) day following the Termination Date but for the obligation to execute and not revoke the Release, shall, subject to the Executive executing and not revoking the Release and otherwise remaining in compliance with Section 10, be paid in a lump-sum on the sixtieth (60th) day following the Termination Date, and any remaining portion of the Severance will be paid pursuant to the schedule otherwise required by this Section 3.2.
3.3.Termination Within 6 Months Prior to Change of Control. Notwithstanding the foregoing, if within six months prior to the date on which a Change of Control occurs, the Executive’s employment with the Company is terminated due to a Termination Without Cause, and it is reasonably demonstrated that such termination of employment or resignation for Good Reason event was in contemplation of the Change of Control, then the Executive shall be entitled to the amounts set forth in this Section 3 of this Agreement less any Non-COC Severance Amount previously paid to the Executive under Section 1 of this Agreement as a result of the Termination Without Cause.
3.4.No Other Benefits. The COC Severance Payment and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay, compensation or payment to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.
4.Definitions. Terms used in this Agreement shall have the meanings set forth in this Section 4.
4.1."Cause" means: (a) the Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to documented physical or mental illness); (b) any material violation or material breach by the Executive of any agreement with the Company or any subsidiary; (c) any material violation or material breach by the Executive of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any subsidiary; (d) any material violation or material breach of the Company’s Code of Conduct or any other Company policy; (e) any act by the Executive of material dishonesty or fraud that injures the reputation or business of the Company; or (f) the conviction of or entry of a plea of guilty or nolo contender to a felony or a crime involving moral turpitude. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered as “willful” unless it is done, or omitted to be done, by the Executive in bad faith without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
4.2."Change of Control" means: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or

“group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), other than (i) any acquisition by the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities or (ii) any acquisition by any of our employee benefit plans, directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities; (b) the consummation of a merger or consolidation, or series of related transactions, with any other corporation (or other entity), which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation, provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control; (c) the consummation of a sale, lease, license or other disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediately prior to such transaction or series of transactions, provided, however, that the term "Change of Control" shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company; or (d) there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (a), (b) or (c) above.
4.3."Change of Control Termination" means (a) any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement or that the Company's board of directors has endorsed a tender offer for the Company's stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies) and ending at the earlier of the date on which the Company publicly announces that such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twenty-four (24) months following the consummation of any transaction or series of transactions that results in a Change of Control; or (b) any resignation by the Executive based on “Good Reason” where (i) such diminution of responsibilities occurs during the period commencing on or after the date that the Company first publicly announces that it has signed a definitive agreement that when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies) and ending on the date which is twelve (12) months following the consummation of the transaction or series of transactions that results in the Change of Control, and (ii) such resignation occurs within sixty (60) days following such “Good Reason”.
Notwithstanding anything to the contrary herein, the term " Change of Control Termination" shall not include any termination of the employment of the Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by the Executive other than for “Good Reason”; or (3) that is a "Termination Without Cause" or (4) that is a result of the Executive’s death or Disability.
4.4."Company" means Fresh Del Monte Produce Inc., any successor thereto and, following a Change of Control, any successor or owner of substantially all the business and/or assets of Fresh Del Monte Produce Inc.
4.5."Good Reason" means the occurrence of any of the following conditions, without the Executive's consent and which condition is not cured by the Company within thirty (30) days after notice by the Executive specifying the condition (which notice must be given within thirty (30) days of the event): (a) the diminution of the Executive’s position, title, duties, and reporting responsibilities with the Company in effect immediately prior to such change; (b) a reduction in the Executive's base salary or the reduction of the percentage basis of the Executive’s annual bonus payment, provided that a reduction in base salary that is the result of a general reduction in salary in an amount similar to reductions for other similarly situated Company executives shall not constitute "Good Reason"; (c) a reduction in benefits (other than future stock grants), provided that a reduction in benefits that is the result of a general reduction in benefits in an amount similar to reductions for other similarly situated Company employees shall not constitute "Good Reason"; (d) the Company's requiring the Executive to be based at any office or location more than 50 miles from the Company's headquarters in Coral Gables, Florida or, if applicable, from a subsequent primary business location agreed to by the Executive; (e) a material breach by the Company of the terms of this Agreement. Notwithstanding the foregoing, it shall not be an event of Good Reason under this Agreement for the Company (1) to adopt (or subsequently amend) one or more clawback, mandatory deferral or other risk management policies related to the Company’s incentive compensation plans or arrangements, including without limitation the Company’s Clawback Policy or (2) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s common stock or (3) to subject the compensation payable to the Executive under this Agreement to these policies or guidelines; provided that, except as otherwise required by law, such policies are generally applicable to the Company’s executive officers.
4.6."Disability" means the inability to engage in the performance of the Executive's duties by reason of a physical or mental impairment which constitutes a permanent and total disability in the documented opinion of a qualified physician.
4.7.“Termination” means either a Termination Without Cause or a Change of Control Termination.
4.8.“Termination Date” means the date on which a Termination occurs.
4.9. "Termination Without Cause" means: (a) any termination of employment of the Executive by the Company without Cause (i) that occurs prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company's board of directors has endorsed a tender offer for the Company's stock that in either case if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies), (ii) that occurs after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the board has endorsed another tender offer, or (iii) that occurs more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control; or (b) any resignation by the Executive based on “Good Reason” that occurs sixty (60) days following the occurrence of one of the conditions that constitutes “Good Reason”, but only where such “Good Reason” occurs: (i) prior to the date that the Company first publicly announces it has entered into a definitive agreement or that the Company's board of directors has endorsed a tender offer for the Company's stock that if consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company's stockholders and other conditions and contingencies), (ii) after the Company announces that any definitive agreement or tender offer referred to in clause (i) has been terminated and before it announces it has entered into another such definitive agreement or the board has endorsed another tender offer, (iii) more than twelve (12) months following the consummation of any transaction or series of related transactions that result in a Change of Control; or (iv) at any other time in the Executive’s employment.
Notwithstanding anything to the contrary herein, the term "Termination Without Cause" shall not include termination of the employment of the Executive (1) by the Company for Cause; (2) as a result of the voluntary termination of employment by the Executive for reasons other than “Good Reason”; or (3) that is a "Change of Control Termination”.
5.Taxes.
5.1.Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such as federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.
6.Application of Code Section 409A.
6.1.Notwithstanding anything in this Agreement to the contrary, this Agreement shall be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from or shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder ("Section 409A").
6.2.To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Section 409A.
6.3.Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Executive’s Termination Date the Executive is deemed to be a "specified employee" within the meaning of Section 409A, any payments or benefits due upon, or within the six month period following and due to, a termination of the Executive's employment that constitutes a "deferral of compensation" within the meaning of Code Section 409A, shall be paid or provided to the Executive in a lump sum on the earlier of (i) the date which is six (6) months and one (1) day after the first day of the month following the date of the

Executive's separation from service for any reason other than death, and (ii) the date of the Executive's death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Any remaining payments and benefits due under this Agreement or elsewhere shall be paid or provided in accordance with the normal payment dates specified herein or elsewhere, as applicable.
6.4.References in this Agreement to a ''Termination," ''termination of employment" or like terms shall mean a "separation from service" within the meaning of Section 409A and the date of such separation from service shall be the Termination Date for purposes of any such payment or benefits.
6.5.Each payment under this Agreement (including any installment payments) shall be treated as a separate payment for purposes of Section 409A.
6.6.In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a "deferral of compensation" within the meaning of Section 409A.
6.7.Nothing contained in this Agreement or any other agreement between the Executive and the Company or any policy, plan, program or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person and none of the Company, the Parent, their subsidiaries or affiliates or any of their employees or representatives shall have any liability to the Executive with respect thereto. It is understood and agreed that none of the Company, the Parent, nor any of its or their affiliates are responsible for any adverse consequences from the application of Section 409A to the pay and benefits provided in this Agreement.
7.Parachute Payments.

7.1.Reduction of Payments. Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 7(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
7.2.Order of Any Reductions. The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-

cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
7.3.Determination. All determinations regarding the application of this Section 7 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
7.4.Adjustment. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7, the excess amount shall be returned promptly by the Executive to the Company.
8.No Other Benefits; Release; Transition Period; Termination Under Other Circumstances.
8.1.No Other Benefits Payable. The Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment other than benefits as defined in this Agreement.
8.2.Release of Claims. The Executive’s entitlement to the COC Severance, the Non-COC Severance or the continuation of any benefits under this Agreement, if any, after the Termination is subject to the Executive’s (i) continued compliance in all material respects with each of the restrictive covenants as described in Section 10 below and (ii) execution and non-revocation of a release of claims in a form acceptable to the Company (the “Release”) within sixty (60) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any severance or other benefits under this Agreement to which the Executive would otherwise be entitled. For the avoidance of doubt, the Executive’s right to any COC Severance, the Non-COC Severance or the continuation of any benefits under this Agreement will be forfeited to the extent such payment would have otherwise been due but for the Executive’s failure to provide the Company with a duly executed and effective Release.
8.3.Transition Period. In the event the Executive employment is scheduled to be terminated due to Termination Without Cause or a Change of Control Termination, Company shall have the right exercisable by notice to the Executive given at any time prior to the Termination Date to request that the Executive extend the date of termination by up to sixty (60) days (such period, the “Transition Period”). The Executive has the option to agree or decline to such Transition Period by giving notice to the Company within five (5) days after the Company's notice to the Executive. During such Transition Period, the

Executive shall perform such duties, as the Company shall reasonably request, that are consistent with his prior responsibilities and designed to transition his or her duties and responsibilities to one or more replacements. Both the Company and the Executive shall have the right at any time, in their sole discretion, to terminate the Transition Period, in which case the Termination Date shall be the last day of the Transition Period. In the case of the Executive's death or Disability during the Transition Period, he shall be deemed to have completed the Transition Period service for the full period requested.
8.4.Termination Under Other Circumstances. In the event of the Executive's termination for Cause, or any resignation by the Executive that does not constitute a Termination Without Cause as referred to in Section 1 or Change of Control Termination as referred to in Section 3, the Company's sole financial obligations to the Executive shall be to pay to the Executive all salary, annual incentive pay and accrued vacation (less applicable withholding) earned through the effective date of the Executive's termination or resignation, reimburse Executive for any unpaid business expenses the Executive is entitled to receive under the applicable Company policies, to treat the Executive's equity awards in accordance with the relevant award agreement, and to provide the benefits, if any, under the Company's benefit plans to which the Executive may be entitled pursuant to the terms of such plans. In the event of a termination of Executive's employment (1) by the Company as a result of the Disability of the Executive or (2) as a result of the death of the Executive, the Executive (or Executive's estate) shall be entitled to the benefits of Section 1.
9.Proprietary and Confidential Information.
The Executive agrees to continue to abide by the terms and conditions of the Company's general policies regarding confidentiality and/or proprietary rights. The Executive further agrees that he will not, at any time during and after the Executive’s employment, make use of or divulge to any person, firm or corporation, any trade or business secret, process, method or means, or any confidential information concerning the business or policies of the Company, which he may have learned in connection with the Executive’s employment. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information treated as confidential or a trade secret by the Company. The Executive’s obligation under this Section 9 shall not apply to any information which is known publicly; is in the public domain; or hereafter enters the public domain without the fault of the Executive.

10.Restrictive Covenants.
In consideration of the Company’s execution of this Agreement and its fulfillment of its obligations hereunder, the Executive hereby agrees to those Restrictive Covenants set forth on Exhibit A hereto

11.Conflict in Benefits.
This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the Executive's severance and shall be the exclusive agreement for the determination of any compensation or payment due to the Executive from Company as a result of the Executive's Change of Control Termination or Termination Without Cause. In the event of any conflict in the benefits due, the provisions of this Agreement shall control.

12.Clawback Policy.

The Executive acknowledges and agrees that any amounts paid by the Company pursuant to this Agreement will be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, and (iii) the Clawback Policy adopted by the Company, as may be amended from time to time, or regulations or laws requiring the return or reduction of all or some of the amounts received under this Agreement.

13.Miscellaneous.
13.1.Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In the event of a Change of Control in which the stocks granted by the Company to the Executive cannot be assumed by the successor or assign, Company shall give the Executive reasonable advance notice of such Change of Control, and all stocks granted by the Company to the Executive shall vest and become exercisable prior to such Change of Control, and Company shall allow Executive a reasonable opportunity to exercise such stocks prior to such Change of Control.
13.2.Modification of Agreement. This Agreement may be modified, amended or superseded only by a written agreement signed by the Executive and the Chairman or an authorized member of the Board of Directors of the Company.
13.3.Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida with exclusive venue for any action being a Court of Competent jurisdiction in Miami-Dade County, Florida.
13.4.No Employment Agreement. This is not a contract of employment or employment agreement. The Executive acknowledges and understands that the Executive’s employment with the Company is and shall remain at-will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter the Executive's at-will employment status or obligate the Company to continue to employ the Executive for any specific period of time, or in any specific role or geographic location.
13.5.Indemnification. In the event the Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against the Executive), by reason of the fact that he was properly performing services for the Company, then the Company shall indemnify the Executive against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Executive in connection therewith. In the event that both the Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and the Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing the Executive, the Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees and reasonable expenses of such separate counsel.

13.6.Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

    To the Company:
                Fresh Del Monte Produce, Inc.
                c/o Del Monte Fresh Produce Company
                241 Sevilla Avenue
                Coral Gables, Florida 33134
                Attention: Effie Silva, SVP General Counsel & Secretary

    To the Executive:
                [NAME]
                [ADDRESS]

Notice shall be deemed given and effective on the earlier of three days after the deposit in the US mail addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change.

13.7.Dispute Resolution. Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. The parties agree to submit the matter to a neutral mediator (chosen by both parties) in Miami-Dade County within two weeks of any party’s demand for mediation. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement may be submitted to a court of competent jurisdiction within Miami-Dade County, Florida. The Company shall bear the costs of the mediator, and any other legal costs incurred, including the Executive’s legal fees.
13.8.Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

EXECUTIVE	FRESH DEL MONTE PRODUCE INC.

By:	By:

Name: [NAME]	Name: [NAME]
Title: [TITLE]	Title: [TITLE]

Exhibit A
RESTRICTIVE COVENANTS
Confidentiality.
(a)Executive acknowledges that during the Executive’s employment with the Company, the Executive has had access to certain business, financial, and other information of the Company which is not made readily available to the public, including, without limitation, marketing, advertising and promotional ideas, surveys and strategies, technology, budgets, business plans, vendor lists, research, financial, purchasing, and employment data and information, and costs, profits, market, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public (herein “Confidential Information”) that must be maintained in strict confidence in order for the Company to protect its business and its competitive position in the marketplace. Unless otherwise authorized in writing by the Company, the Executive agrees that he/she will not directly or indirectly publish or disclose any Confidential Information to any competitor or other person outside the Company, and he/she will not remove from the premises of the Company or use for his/her own benefit or otherwise appropriate or copy any Confidential Information. This applies, whether or not, the Executive developed the Confidential Information.
(b)Additionally, the Executive agrees not to make any disparaging or derogatory remarks orally or in writing, directly or through others, about the conduct or character of the Company or any of its parents, subsidiaries, or affiliates, or their agents, employees, officers, directors, successors, or assigns.
Non-Competition.
(a)In exchange for the promises made herein and for other good a valuable consideration received, the Executive agrees that, throughout the “Non-Compete Period” (as hereinafter defined), and without the express prior written consent of the Company, the Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services to (alone or in association with any firm, person, corporation or entity), or otherwise assist any person or entity (including, but not limited to, any investment banking firm, venture capital firm, or hedge fund or other investment entity) that directly or indirectly engages in the primary business of producing, marketing, distributing or selling fresh or prepared fruits or vegetable products anywhere in the world (the “Business”). If the Executive is in any way involved with a person or entity that is engaged in, or planning to engage in, the Business, the Executive shall immediately cease his/her involvement with such person or entity so as to remain in compliance with the provisions of this Section. The foregoing provisions of this Section shall not prohibit the Executive during the Non-Compete Period from at any time investing in the publicly held common equity of any entity that is engaged in the Business, provided that the Executive is not otherwise involved in the Business and that he/she does not directly or indirectly own more than an aggregate of 2% of the outstanding common equity of such entity.
(b)Without limiting the generality of the foregoing, the Executive agrees that during the Non-Compete Period he/she will not, directly or indirectly, solicit (or participate as employee, agent, consultant, stockholder, director, partner, member or in any other individual or representative capacity in any business that solicits) business from any person, firm, corporation or other entity that is a customer of the Company or any of its affiliated companies at the time of such solicitation, or from any successor in interest to any such

Exhibit A
person, firm, corporation or other entity, for the purpose of securing business or contracts relating to the Business.
(c)The Executive further agrees that during the Non-Compete Period he/she shall expressly inform any person or entity that is actively considering engaging the Executive’s services as an employee, independent contractor or otherwise during the Non-Compete Period and that is involved, either itself or through any related person or entity, in any way with producing, marketing, distributing or selling fresh fruits or vegetables or prepared food or beverages of the Executive’s obligations under this Section. If the Executive requests relief from any of the restrictions of this Section, the Company will entertain the Executive’s request in good faith but reserves the unilateral right, in its sole and absolute discretion, to deny for any reason whatsoever the Executive’s request, in whole or in part.
For purposes of this Agreement, “Non-Compete Period” shall mean the twelve (12)-month period commencing as of the date of the Termination.
Non-Solicitation of Employees.
The Executive further agrees that, during the Non-Compete Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, in any capacity, solicit, entice, or induce, or attempt to solicit, entice or induce, any person who at the time is or within the preceding twelve (12) months was an employee, officer or director of the Company or any subsidiary or affiliate of the Company to (a) become employed by or enter into a joint venture or partnership with the Executive or any other business, person or entity, or (b) terminate Executive’s employment with the Company or such subsidiary or affiliate of the Company.
Judicial Modification.
In the event that the restrictions against engaging in a competitive activity contained in this Appendix B shall be determined by any court of competent jurisdiction to be unenforceable for any reason, including but not limited to, for extending over too great a period of time, over too great a geographical area, or for being too extensive in any other respect; the applicable provision of this Appendix B shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical areas as to which it may be enforceable, and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
Injunctive Remedies.
The Executive acknowledges and agree that the covenants set forth in this Appendix B, are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if the Executive breaches any of the terms of said covenants, and that in the event of the Executive’s actual or threatened breach of any such covenant, the Company will have no adequate remedy at law. The Executive accordingly agrees that in the event of any actual or threatened breach by him/her of any of the covenants contained in this Appendix B, the Company or any of its affiliated companies shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company or any of its affiliated companies from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

Exhibit A
Non-Compliance.
The Executive understands and agrees that if he/she breaches any of the terms or conditions of this Agreement during the Non-Compete Period, irrespective of whether he/she can be judicially compelled to comply with the breached provision, the Executive shall immediately forfeit any unvested portion of PSUs and the Dividend Units. The foregoing is in addition to any other remedies the Company may have at law or in equity